EXHIBIT 99.1

Terra Tech Corp. Expands Cannabis Cultivation Capabilities in Northern California with New “Craft Cultivation” Model

Company Signs New Craft Cultivator to Grow All-natural, Sustainably Produced Cannabis

Irvine, CA — May 24, 2017 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated cannabis-focused agriculture company, today announced that it has launched a new “Craft Cultivation” model to expand its cultivation capabilities, signing its first “Craft Cultivator” in Northern California. This farm, which is approved for up to one full acre (approximately 44,000 square feet) of cannabis cultivation and uses 22,000 square feet of engineered greenhouse space, is estimated to yield approximately one metric ton of the Company’s proprietary high grade “IVXX” cannabis on an annual basis.

Terra Tech has executed a one-year lease and operating contract with Panther Gap Farms, with the option to renew both the one-year lease and the operating contract a further three times in the following years. The property is located in Honeydew CA, in Southern Humboldt County, in an area known as the “Emerald Triangle” that is home to some of the world’s highest quality cannabis products. Terra Tech is adopting a responsible, sustainable and all-natural cultivation methodology to ensure its proprietary IVXX strains are carefully selected and grown to minimize risks to people and the environment.

Derek Peterson, CEO of Terra Tech Corp., commented, “We are proud to be implementing environmentally sustainable practices, and operating in a region and on an isolated site that lends itself to contaminant-free cultivation. Each Craft Cultivator is hand selected because of their unique ability to produce high quality product using sustainable farming practices. Working with artisanal growers and using an all-natural cultivation methodology aligns with our commitment to producing premium quality cannabis products for our customers. We are pleased to expand our cultivation footprint while allowing IVXX to elevate in both quality and consistency. This extension of our cultivation capabilities into the Emerald Triangle, home to some of the world’s finest cannabis, will help us to expand both the Company's product line and margins over the coming year.”

Salwa Ibrahim commented, “Humboldt County was the first of California’s 58 Counties to issue a cannabis cultivation ordinance in compliance with MCRSA. The County has very effectively developed its regulations to protect and preserve the community and ecology of Humboldt County while also supporting the legal cannabis industry and helping it to flourish responsibly in a regulated environment. We are excited at the prospect of cultivating cannabis in this region.”

IVXX cannabis is grown and harvested under the safest and most beneficial conditions, free of toxic pesticides, harmful molds and chemical residues. All products are thoughtfully produced, rigorously tested and certified to the highest standards of potency and purity.

The project is fully compliant with the Medical Cannabis Regulation and Safety Act (“MCRSA”), the California Department of Fish & Wildlife and the Humboldt County Commercial Cannabis Cultivation Ordinance. Additionally, the property is registered with the North Coast Regional Water Quality Control Board, and is one of only 15 cannabis businesses enrolled in the Humboldt County Medical Cannabis Track and Trace pilot program.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, MediFarm LLC and GrowOp Technology. Blüm’s retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blüm offers a broad selection of medical cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech’s MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company’s wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

Follow us on Instagram @socal_IVXX

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate GrowOp Technology Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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